SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                                February 22, 2002

                         Date of earliest event reported


                              METHOD PRODUCTS CORP.
             (Exact name of registrant as specified in its charter)



      Florida                            000-31485             11-3456837
      -------                            ---------             ----------
(State or other jurisdiction            (Commission          (IRS Employer
 of incorporation)                      File Number)         Identification No.)


            2101 NW 33rd Street, Suite 600A, Pompano Beach, FL 33069
            --------------------------------------------------------
          (Address of principal executive offices, including zip code)


                                 (954) 970-4900
               Registrant's telephone number, including area code


         3710 Park Central Boulevard North, Pompano Beach, Florida 33069
         ---------------------------------------------------------------
         (Former name or former address, if changed since last report)



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Item 1.           Change in Control of Registrant.
                  -------------------------------

                  Not Applicable

Item 2.           Acquisition or Disposition of Assets.
                  ------------------------------------

                  Not Applicable

Item 3.           Bankruptcy or Receivership.
                  --------------------------

                  Not Applicable

Item 4.           Changes in Registrant's Certifying Accountant.
                  ---------------------------------------------

                  Not Applicable

Item 5.           Other Events and Regulation FD Disclosure.
                  -----------------------------------------

         Ms. Kathryne Braithwaite resigned as a director of the Registrant and all of the Registrant's subsidiaries on February 22, 2002.

         On February 15, 2002, Mr. Richard Fieni resigned as an officer, director and employee of the Registrant and all its subsidiaries pursuant to the terms of a settlement agreement by and between the Registrant and Mr. Fieni dated such date. Such agreement generally provides for the Registrant to pay to Mr. Fieni $5,000 upon his resignation and execution of the settlement agreement and the sum of $5,000 per month payable over the following four months. Such agreement also provides for the cancellation of all stock options previously granted to Mr. Fieni, the release of Mr. Fieni of all non-compete provisions to which he was subject, and for mutual releases. A copy of such agreement is attached hereto as Exhibit 10.19.

         On March 1, 2002, Mr. Milton H. Barbarosh resigned as the Registrant's Interim Chief Financial Officer.

         On March 26, 2002, Mr. Michael Beaubien resigned as an officer, director and employee of the Registrant and all its subsidiaries pursuant to the terms of a settlement agreement by and between the Registrant and Mr. Beaubien dated such date. Such agreement generally provides for the termination of Mr. Beaubien's employment agreement with the Registrant, for the Registrant to pay to Mr. Beaubien his salary through March 26, 2002, $5,000 upon his resignation and execution of the settlement agreement and $5,000 per month payable over the following four months. Such agreement further provides for the Registrant to indemnify and hold Mr. Beaubien harmless in connection with any personal guarantees provided by Mr. Beaubien in favor of the Registrant or any subsidiary, to release Mr. Beaubien from all non-compete provisions to which he was subject, and for mutual releases, applicable as to the Registrant upon payment by the Registrant to Mr. Beaubien of all monies due him under the terms of such settlement agreement. A copy of such agreement is attached hereto as
Exhibit 10.20.


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

         On March 1 2002, the Registrant and its wholly-owned subsidiary, Ameritrend Corporation ("Ameritrend"), were served with a summons and complaint by Danka Holding Company ("Danka") and Danka Office Imaging Company (Case No. 02-00419014, 17th Judicial Circuit, Broward County, Florida). Such complaint generally alleges failure on the part of the Registrant to pay monies purportedly due and owing to Danka by the Registrant pursuant to the terms of a promissory note executed by the Registrant in favor of Danka in connection with a stock purchase agreement dated as of August 31, 2001, by and between Ameritrend, Danka and the Registrant, breach of the stock purchase agreement, among other related allegations. The Registrant believes that it has valid defenses and counterclaims and plans to vigorously defend such action, including the assertion of counterclaims.

         The Registrant recently decided to substantially downsize its operations due to the continued weak capital spending environment which has adversely impacted and continues to adversely impact sales and cash flow of manufacturers and providers, such as the Registrant, of telecommunications equipment, notwithstanding certain prior indications of some improvement in the capital spending environment, and the Registrant's inability to obtain additional equity capital from certain current shareholders from whom it believed such funding would be made available.

         The Registrant previously stated in its Form 10-KSB for the fiscal year ended June 30, 2001, filed with the Securities Exchange Commission on December 31, 2001, its then belief that its current sources of credit, which only included standard terms provided by vendors and liquidity, both from cash flow from current operations and from informal commitments for additional capital from certain shareholders, would provide sufficient liquidity to meet cash requirements to sustain existing operations for approximately the next six to nine months. As a result of not receiving additional equity capital from such shareholders, and otherwise not securing adequate additional equity and/or debt financing from other sources despite efforts to do so, and the continued weak capital spending environment discussed above, the Registrant had no alternative but to terminate approximately 42 employees from its staff, including its telephony sales and marketing staff as well as other personnel, and scale back its operations. The Registrant currently plans to focus its efforts on its data and facsimile sales and service operations.

Item 6.           Resignation of Registrant's Directors.
                  -------------------------------------

                  Not Applicable

Item 7.           Financial Statement and Exhibits.
                  --------------------------------

         (a)      Financial Statement - Not Applicable
         (b)      Pro-forma Financial Information - Not Applicable
         (c)      Exhibits
                           Exhibit 10.19 Settlement Agreement by and between the Registrant and Richard Fieni dated February 15, 2002


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



                           Exhibit 10.20 Settlement Agreement by and between the Registrant and Michael Beaubien dated March 26, 2002

Item 8.           Change in Fiscal Year.
                  ---------------------

                  Not Applicable

Item 9.           Regulation FD Disclosure
                  ---------------------

                  Not Applicable



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



                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           METHOD PRODUCTS CORP.


                           By:  /s/Mark Antonucci
                                -----------------------------------------------
                                   Mark Antonucci, Chief Executive Officer

Dated: April 4, 2002



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